UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006

GLOBAL CASH ACCESS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 27, 2006, Global Cash Access, Inc. (the “Company”), a Delaware corporation and a wholly-owned subsidiary of Global Cash Access Holdings, Inc. entered into a Master Service Agreement, by and between Integrated Payment Systems Inc., a Delaware corporation (“IPS”) and the Company (the “Agreement”).

Under the Agreement, IPS appoints the Company as IPS’ agent to use and sell IPS money orders in connection with credit card and point-of-sale debit card transactions consummated by the Company for patrons of gaming establishments. The Agreement provides that IPS shall be the Company’s sole and exclusive provider of money orders within the United States.

Under the Agreement, the Company is entitled to receive monthly commission payments from IPS for money orders used and sold by the Company, and the Company is obligated to pay to IPS certain transaction fees for each such money order. The Agreement provides that all settlement funds from card associations in connection with credit card and point-of-sale debit card transactions consummated by the Company in which IPS money orders are used or sold shall be handled in the manner prescribed by an agreement of even date among the Company, IPS and Wachovia Bank, N.A.

The initial term of the Agreement shall be for three years, commencing on the earlier of January 1, 2007 or the date the Company uses or sells its first IPS money order under the Agreement, and upon the expiration of the initial term, shall continue in effect until terminated by either party with not less than 180 calendar days’ written notice or otherwise is terminated pursuant to the terms of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: December 1, 2006

By: /s/ Harry C. Hagerty III
Harry C. Hagerty III
Chief Financial Officer